Exhibit 10.46

Clinical Trial Agreement

Party A: Cellular Biomedicine Group (Shanghai) Ltd
Legal address: Floor 5, No. 1 Building, Juke Biotech Park, No. 333, Guiping Road, Xuhui District, Shanghai
Fax number: 021-54069991

Party B: Renji Hospital Shanghai Jiaotong University School of Medicine
Legal address: No. 145, Middle Shandong Road, Huangpu District, Shanghai
Fax number: 021-58752345

Whereas,

1
Since Party A, as the sponsor, expects that Party B conducts clinical trial under the clinical research scheme of Single Center, Random and Double Bland Stage I Clinical Research on Evaluation of Safety and Effectiveness of Autologous Adipose-derived Mesenchymal Cell Therapy of KOA (hereinafter referred to as “clinical trial” or “trial”) through Prof. Bao Chunde, an investigator jointly approved by the two parties;

2
Since Party B and the investigator Prof. Bao Chunde agree to conduct clinical trial under the clinical research scheme of Single Center, Random and Double Bland Stage I Clinical Research on Evaluation of Safety and Effectiveness of Autologous Adipose-derived Mesenchymal Cell Therapy of KOA for Party A;

In this regard, the two parties hereby enter into this agreement according to the following conditions and terms:

Chapter 1 Clinical Trial Scheme

Article 1 Title of scheme: Single Center, Random and Double Bland Stage I Clinical Research on Evaluation of Safety and Effectiveness of Autologous Adipose-derived Mesenchymal Cell Therapy of KOA

Article 2 Scheme number: CBMG-Allo-haMPCs-KOA-1.1

Article 3 Date of finalizing of scheme: September 10, 2015

Chapter 2 Clinical Trial Center and Requirements

Article 1 Clinical trial center: Renji Hospital Shanghai Jiaotong University School of Medicine

Article 2 Person in charge of clinical trial (investigator): Bao Chunde

Article 3 Number of clinical trial cases: 18

1	The number of qualified cases selected shall be at least 18;
2	The number of qualified cases completing all courses of treatment and follow-up visits shall be at least 18.

Article 4 Progress requirements:

1	The date of selection of the final qualified case is June 30, 2016.
2	The date when the final qualified case completes all courses of treatment and follow-up visits is June 30, 2017.

Chapter 3 Rights and Obligations of Party A and Party B
Article 1 Party A:

1	Take charge of initiating, applying, organizing, subsidizing and supervising this clinical trial.

2	Join hands with Party B to formulate a clinical trial scheme.

3
Follow relevant laws and regulations of the People’s Republic of China on clinical trials and Declaration of Helsinki and start to organize clinical trial according to clinical trial scheme after obtaining the consent from ethics committee of trial unit or ethics committee of group leader unit.

4	Provide an investigator manual introducing detailed information of new medical technologies used in this clinical trial.

5	Provide new medical technologies complying with relevant regulations including national laws and regulations.

6
Supervise, audit and inspect this trial on a regular basis according to relevant laws and regulations including Measures for Administration of Clinical Application of Medical Technologies and Quality Management Code of Drug Clinical Trial. Such supervision, audit and inspection can be carried out by supervisor, auditor and inspector designated by Party A and accepted by Party B, or personnel from review institution designated by Ministry of Health and China Food and Drug Administration.

7	Provide Party B with clinical trial fund according to stipulations set out in Article 9 of this agreement.

8	Take charge of establishing clinical trial quality control and quality assurance system and organizing supervision and audit of clinical trial when necessary to ensure quality.

9
Join hands with Party B to quickly investigate serious adverse events incurred, take necessary measures to ensure the safety of the subjects, timely report to relevant supervision management department, and meanwhile notify serious adverse events to other investigators involved in clinical trial of same medical technology.

10
Submit summary report of trial to medical technology review institution designated by Ministry of Health, China Food and Drug Administration or relevant governmental department or put forward report of trial termination and reasons.

11
When Party B conducts clinical trial without following the approved scheme, Measures for Administration of Clinical Application of Medical Technologies and Quality Management Code of Drug Clinical Trial or relevant regulations, Party A shall point out to correct Party B’s behavior. If the situation is serious or continuously remains unchanged, Party B shall be terminated to participate in clinical trial and report to relevant supervision management department.

12
Party A shall have already provided relevant insurance according to Quality Management Code of Drug Clinical Trial in order to undertake therapy expenses and relevant economic compensation for damages or deaths taking place to patients complying with selection standards during participation in research as having cause-and-effect relationship with clinical trial. Party A shall actively rescue patients during research process if serious adverse events and adverse events beyond the compensation provisions of the insurance policy and offer relevant economic compensation.

13
Party A will not compensate any damage caused to the patients due to medical accident caused by Party B or investigator or violation of clinical trial scheme according to the requirements of Quality Management Code of Drug Clinical Trial.

14
Abide by Measures for Administration of Clinical Application of Medical Technologies, Quality Management Code of Drug Clinical Trial and relevant laws and regulations of the People’s Republic of China.

Article 2 Party B and/or trial director:

1	Acquire and maintain the qualification to engage in clinical trial and have professional knowledge, experience, etc. required in trial scheme.

2	Select cases, organize implementation and keep detailed records according to specific requirements of clinical trial under this agreement.

3
Abide by Measures for Administration of Clinical Application of Medical Technologies, Quality Management Code of Drug Clinical Trial and relevant laws and regulations as well as provisions of Clinical Trial Scheme and coordinate with trial supervisor/auditor/inspector to ensure trial quality.

4	Ensure sufficient time, qualified place and disposable personnel with clinical trial qualification to take charge of and complete clinical trial within a time limit stipulated in the scheme.

5	Explain detailed conditions of relevant clinical trial agreed by ethics committee for disclosure to the subjects and acquire its properly signed informed consent form.

6	Take charge of making medical decisions related to clinical trial to ensure that the subjects are properly treated when adverse event occurs during clinical trial.

7
Take necessary measures to guarantee safety and proper recording of the subjects. If a serious adverse event takes place during clinical trial, Party B shall immediately take proper therapeutic measures to the subjects, meanwhile report drug supervision management department, Party A and ethics committee and sign its name and specify the date on the report.

8
Before terminating or suspending clinical trial ahead of time, Party B must inform the subjects, Party A, ethics committee, China Food and Drug Administration, or relevant government department and explain the reasons.

9
If the subjects die or suffer from serious damages due to violation of Clinical Trial Scheme and Quality Management Code of Drug Clinical Trial by Party B or investigator, or due to medical accident caused by Party B or investigator, Party B shall undertake treatment expenses and relevant compensatory liability therefore incurred beyond the compensation scope of insurance.

10	Draft summary report and take charge of publication of dissertation after completion of clinical trial, sign name, specify relevant date and then send a copy to Party A.

11	Confidentiality

●
Party B (including trial director and all personnel involved in the trial) shall take active measures to remain strictly confidential for the confidential information during effective term of this agreement and within ten years after termination of this agreement. Party B shall not disclose such information to any third party or use such information for any other purpose beyond this agreement unless otherwise stipulated herein.

●
Confidential information refers to classified information received by Party B (including trial director and all personnel involved in clinical trial) from Party A during effective term of this agreement or classified information generated, created or acquired during performing of this agreement and related to the trial, including but not limited to clinical trial scheme, research specimen, research results and reports.

Chapter 4 Disclosure and Publication of Clinical Trial Results

Article 1 Party B and the investigator from the research unit hereby acknowledge and agree that Party A has the right to publicize, publish or make public of clinical trial scheme, research method and research results in seminars, national or regional academic meetings, professional magazines, dissertations, nationwide records where the public can acquire and access, or by other means that can be decided by Party A itself, including but not limited: Party B and the investigator from the research unit agree that Party A may, according to relevant provisions of standard operation flow concerning publicity and disclosure of results of clinical trial of new medical technologies applied by Party A, publicize the trial contents in form of abstract or by other means in the website of Clinical trials of NIH, website of International clinical trials of WHO and “Clinical trial record” of official website of Party A’s company before (or after) the abovementioned publicity or publication. If Party A coordinates with the implementation of multicenter publication, Party B as the main research unit and Party B’s main investigator as signing author participate in this publication. Besides, the research institute and investigator from research unit agree that Party A may, at any time, publicize name of investigator from the research unit, details of research institute and/or details of research institutes related to the investigator in one or multiple records where the public nationwide can acquire and access.

Article 2 If Party B publishes, introduces, extracts and compiles, post or discloses by other means the results of clinical trial for the teaching purpose, it shall offer at least 60 days to Party A for review and discuss with Party A concerning the contents ready to disclose. Party A has the right to delete or modify confidential information contained in the abovementioned published and introduced data. Party B shall not engage in any disclosure or publication until Party A’s written consent is obtained.

Chapter 5 Intellectual Property

Article 1 All confidential information involved in this clinical trial as well as all intellectual property generated from the trial (including but not limited to copyright, invention, discovery, patent and know-how) are all Party A’s property.

Article 2 Party B and/or trial director shall timely disclose any intellectual property generated according to this agreement to Party A and promise that they will not use such intellectual property for any other purpose beyond this agreement unless otherwise approved by Party A in writing.

Article 3 The intellectual property generated from service invention by Party B’s investigator or other personnel of Party B involved in trial belongs to Party A. Party B is responsible for granting reward and remuneration (if involved) of relevant personnel.

Chapter 6 Equipment Necessary to Clinical Trial (Experimental Equipment/Electronic Case
Report/Information System, etc.)

Article 1 Party A shall provide equipment necessary to clinical trial, including laboratory consumables, cell transportation cases, etc. and other equipment necessary to this clinical trial; Party B shall assist Party A in using the therapy place.

1	Party A has the right to decide if the equipment necessary to this clinical trial is necessary to this clinical trial and if equipment necessary to this clinical trial is provided at its discretion;

2	Equipment necessary to this clinical trial can only be used in clinical trial in a way instructed by Party A in writing;

3	Equipment necessary to this clinical trial must be put in a safe place. Only research personnel designated by the research are responsible for entering research data;

4	Information related to the interviewed subjects shall be handled using stipulated method within three days after the subjects are accessed or detection data of subjects is received (if applicable);

5
All data inquiry requirements of Party A shall be completed and returned to Party B within three days (within three days during final data sorting period) or within other time limit stipulated by Party A;

6	Party B will take proper measures and methods to prevent equipment necessary to this clinical trial and/or software system from being stolen, damaged and lost;

7	After completion of clinical trial, Party B will return training data and documents related to equipment necessary to the clinical trial as provided for Party B or research personnel.

Article 2 About this equipment

The ownership of equipment necessary to this clinical trial belongs to Party A. Besides, equipment necessary to this clinical trial can only be used in clinical trial. Party B shall immediately return equipment necessary to this clinical trial to Party A upon end of clinical trial or upon Party A’s request.

Chapter 7 Supervision, Audit and Preservation of Research Data

Article 1 Under the precondition that all applicable laws and regulations are followed and Party A informs Party B ahead of time, Party B shall make sure that Party A’s supervisor is able to access research records at any time within a reasonable time limit to supervise and verify the data sources.

Article 2 According to Party A’s reasonable requirements and with a written notice sent seven days ahead of time, Party B shall allow Party A’s audit personnel to retrieve and check research records, relevant data and research facilities every year.

Article 3 According to provisions of Quality Management Code of Drug Clinical Trial of the People’s Republic of China and Party A’s policy, all identification codes, archives, clinical trial data and relevant documents of subjects related to clinical trial as subsidized by Party A shall be properly kept by Party B for 5 years after end of clinical trial. After expiry of 5-year period, the two parties shall agree to confirm the keeping method.

Chapter 8 Clinical Trial Fund

Article 1 Clinical trial fund

The following clinical trial fund paid by Party A to Party B includes:

I.	Principal investigator (PI) coordination fee: RMB 50,000.00 Yuan in total.

II.	Clinical research fee of department of rheumatism: RMB 18,500.00 Yuan/each qualified case. The total clinical research fee of 18 cases is RMB 333,000.00 Yuan, including:

1.	Clinical observation and treatment fee: RMB 15,000.00 Yuan/each qualified case. See Appendix 1 for details;

2.	Case examination fee: RMB 3,500.00 Yuan/each qualified case. See Appendix 2 for details.

III.
Amount of screening fee paid by Party A is RMB 2,000.00 Yuan/each failed case (it shall be in line with signing of informed consent form and completion of relevant examinations. After end of clinical trial, Party A and Party B shall pay the amount together with the final installment after confirmation of actual circumstances). This fee is included in case observation fee of department of rheumatism.

IV.	If the selection progress of patients is obviously slow (i.e. the number of grouped cases in each month is less than 4), Party A may discuss and negotiate with PI concerning relevant arrangements.

V.
As for cases involved in loss to follow-up and drop-out during clinical follow-up visit, observation fee and examination fee will be paid for this case according to the visit stage completed. The payment of statistically eliminated cases in clinical trial shall be made according to cases with clinical trial completed. The clinical observation fee and clinical examination fee are detailed in the appendix.

VI.
If Party A provides equipment necessary to clinical trial, the equipment will be returned to Party A after end of clinical trial and upon closing of the research center. Handover sheet of equipment necessary to clinical trial of the two parties in clinical trial shall prevail.

Article 2 Clinical trial fund will be paid in different times according to research stages and completion conditions:

1
Before startup of clinical trial, PI coordination fee and 20% of clinical research fee of department of rheumatism will be paid as initial capital of clinical research of department of rheumatism (i.e. RMB 116,600.00 Yuan).

2	After completion of selection of cases as stipulated, 50% of clinical research fee of department of rheumatism (RMB 166,500.00 Yuan) will be paid.

3
After receiving all trial data and final test summary report, Party A shall pay about 30% of clinical research fee of department of rheumatism (approximately RMB 99,900.00 Yuan) to Party B according to the conditions of actually screened and selected cases.

4	The transportation subsidy of the subjects shall be paid by the sponsor separately.

5
If long-term follow-up visit evaluation is needed after end of trial, Party A shall sign a supplementary agreement with Party B separately and pay necessary clinical research fee to Party B. Party B promises that the charging standard of clinical research fee separately supplemented is not higher than the price system of this agreement.

6
If the number of qualified cases selected by Party B fails to reach the stipulated number after end of test and there is still remaining amount of clinical trial fund prepaid by Party A according to actually selected cases after deduction of relevant clinical trial fee, Party B shall return the remaining amount to Party A.

Article 3 Payment

Party A will pay relevant expenses to Party B in form of telegraphic transfer or check upon the abovementioned stipulated time respectively. After receiving remittance, Party B shall timely provide a relevant amount of formal invoice stamped with seal of financial bureau.

Chapter 9 Anticorruption

Article 1 Party B and the investigator acknowledge the receiving of “Anticorruption-Third Party Guide” (Appendix 4) and agree to perform their obligations under this agreement according to principles demonstrated in this guide.

Article 2 Party B and the investigator shall always completely abide by all applicable laws and regulations including but not limited to applicable anticorruption laws in the region where Party B and Party A launch business.

Article 3 Party B and the investigator agree that they never and guarantee that they will not promise, authorize, approve, provide or promote any payment or transfer any valuable article to (1) any persons including government officials (defined below); or (2) intermediaries paying any persons including government officials: or (3) any political party directly or indirectly concerning performing of this agreement. Intention of each party shall not make, promise, authorize, approve or provide any payment or value transfer with purpose or effect of public or commercial bribery, accepting or default of blackmailing and kickback or seeking for illegitimate interests, or other illegal or illegitimate approaches means acquiring or maintaining business.

Article 4 For the purpose of this paragraph, “government officials” refer to (1) any officials or employees of government or any government department, agency or institution; (2) any individuals acting as officials on behalf of such government or government department, agency or institution; (3) any officials or employees of companies or businesses entirely or partly owned by government; (4) any officials or employees of any public international organizations such as the World Bank or the United Nations; (5) officials or employees of any political party or any individuals acting as officials on behalf of political parties; and/or (6) Candidates of any political entities.

Article 5 Party B and the investigator shall not contact with or meet any government officials by other means concerning any transaction required herein under the condition that Party A’s written approval is not obtained ahead of time. Furthermore, upon the request of Party A, Party B and the investigator can only contact with or meet the government officials with the witnessing of Party A’s designated representative.

Article 6 Party B and the investigator hereby represent that they were never convicted or pleaded guilty for a criminal offense, including crimes involving fraud, corruption or violation of morality. To the best of knowledge, such crime is currently not a subject investigated by any government. Besides, it is currently not prohibited or suspended by any government agency or planned to be suspended or prohibited, or be disqualified in inclusion of government projects by other means.

Article 7 Party B and the investigator hereby represent and warrant that, except written disclosure, (1) there is no interest that directly or indirectly conflicts with proper and moral performing of this agreement and (2) they shall maintain a fair relationship with all third parties (including government officials) communicating for Party A or on behalf of Party A (or during performing of this agreement).

Article 8 Party A shall have the right to investigate and audit Party B and the investigator within term of this agreement so as to supervise Party B and the investigator to abide by terms of this chapter. Party B and the investigator shall fully coordinate with such investigation or audit, and scope, method, nature and duration of such investigation or audit shall be fully and reasonably decided by Party A.

Article 9 Party B shall ensure that all transactions under this agreement are properly and accurately recorded in its accounts and records in all material aspects. Besides, each document used as basis for inclusion of the foregoing in such accounts and records is complete and accurate in all material aspects. Party B shall maintain a reasonably designed internal accounting control system to ensure that no off-the-book accounts exist.

Article 10 Party B and the investigator agree that Party A may fully disclose information related to possible violation of terms of this agreement to any related government authorities and their agencies and any person that shall be legally informed of in Party A’s opinion at any time and due to any reason.

Article 11 If Party B or the investigator fails to perform its obligations according to this chapter, Party A will have the right to inform Party B in writing to immediately terminate this agreement. Party B and the investigator shall not request any compensation from Party A. If Party A has to pay any of such compensation to Party B and the investigator due to termination of this agreement according to provisions of relevant regional laws (and within a scope legally permitted above), Party B and the investigator hereby definitely agree to waive such compensation (within a scope legally permitted above) or repay any such compensation or indemnity to Party A.

Chapter 10 Name of Other Party’s Name

Article 1 The two parties hereby agree that either party shall not use the other party’s name for any purpose unless otherwise approved by the two parties in writing ahead of time. However, the other party shall not approve for no reason.

Chapter 11 Severability

Article 1 If any term of this agreement are recognized as ineffective, illegal or unenforceable due to any reason, this term shall not be deemed as deleted from this agreement, while the remaining terms in this agreement shall remain continuously and completely effective.

Chapter 12 Applicable Law and Arbitration

Article 1 This agreement is interpreted by and subject to laws of the People’s Republic of China.

Article 2 All disputes arising from or related to this agreement shall be solved by the two parties through amicable negotiation. If either party is not willing to negotiate or the disputes cannot be solved through negotiation within 30 days after commencement of negotiation, the disputes shall be submitted to Shanghai International Economic and Trade Arbitration Commission for arbitration according to its then effective arbitration rules.

Article 3 The arbitral award is final and binding on both parties. The arbitration expenses shall be borne by the losing party unless otherwise stipulated in the arbitral award.

Article 4 During amicable negotiation and arbitration process, except parts disputes by the two parties and currently being arbitrated, other parts of this agreement shall be continuously performed.

Chapter 13 Force Majeure

Article 1 If either party under this agreement suffers from force majeure (e.g. war, serious fire, flood, typhoon, earthquake or other events unanimously recognized by the two parties) to result in the failure to execute this agreement, this party will not therefore undertake any liability. Term for execution of this agreement will be postponed for a period same as duration of force majeure.

Article 2 The affected party shall inform the other party by fax or telex within a time limit as short as possible after occurrence of force majeure and send a certificate issued by relevant authority to other party by registered airmail within 14 days to make it convenient for the other party confirms.

Chapter 14 Modification

Article 1 Any modification of this agreement and appendixes may take effect only after authorized representatives of the two parties sign their names and stamp seals.

Chapter 15 Entire Agreement

Article 1 This agreement and its appendixes constitute the entire agreement reached by the two parties in this clinical trial and replace any previous agreements, understandings or arrangements reached by the two parties.

Chapter 16 Execution, Term and Premature Termination of Agreement

Article 1 This agreement takes effect since the date when authorized representatives of the two parties sign their names and stamp seals. The effective term of this agreement ends when the clinical trial is completed and rights and obligations of the two parties under this agreement are fully performed.

Article 2 Before Party A (suspends) terminates a clinical trial, it shall inform the investigator, ethics committee and Health of Ministry or China Food and Drug Administration and clearly explain the reasons. Upon termination of trial, Party A shall pay clinical trial fund according to all work already conducted or completed by the investigator before date of termination and actual expenditures.

Article 3 Prof. Bao Chunde (doctor), the investigator, signs name in this agreement to confirm that he is subject to this agreement and enjoys and undertakes relevant rights and obligations of investigator.

This agreement is made in four copies with same legal effect.

This agreement is signed and sealed by authorized representatives of the two parties and the investigator in [Shanghai].

Party A: Cellular Biomedicine Group (Shanghai) Ltd Cellular Biomedicine Group (Shanghai) Ltd Special Seal for Contract (seal)	Party B: Renji Hospital Shanghai Jiaotong University School of Medicine Renji Hospital Shanghai Jiaotong University School of Medicine *** (seal)
Authorized representative (signature and seal): /s/ Dai Chengxiang (signature)	Authorized representative (signature and seal): *** (signature)
Project director:	Investigator: *** (signature)
Unit (official seal):	Unit (official seal):
Date: December 14, 2015	Date: December 15, 2015

Appendix 1: Clinical Observation Fee

Screening-48W	Screening	0W Observation fee and treatment fee	1W	2W	3W Observation fee and treatment fee	4W	6W	8W	12W	24W	36W	48W	Total

Case screening and observation and treatment fee of department of rheumatism	2000	2000	1000	1000	2000	1000	1000	1000	1000	1000	1000	1000	15000

Appendix 2: Detailed List of Expenses of Laboratory Examination Items

	Unit price	Price of follow-up visit												Expense
Item	Price	V1	V2	V3	V4	V5	V6	V7	V8	V9	V10	V11	V12	Case-time	Expense
Joint X-ray	140	√												18	2520
ECG	25	√		√	√	√	√	√	√	√				18*8	3600
Virology examination	290	√												18	5220
HIV antibody (40)
Syphilis (60)
HCV (40)
HBV (130)
Immunologic test	180	√		√	√	√	√	√	√	√				18*8	25920
Blood sugar	15	√		√	√	√	√	√	√	√				18*8	2160
Blood fat	35	√		√	√	√	√	√	√	√				18*8	5040
LRFT	43	√		√	√	√	√	√	√	√				18*8	6192
HCG	15	√		√	√	√	√	√	√	√				18*8	2160
Blood routine	20	√		√	√	√	√	√	√	√				18*8	2880
Urine routine	30	√		√	√	√	√	√	√	√				18*8	4320
Blood coagulation	55	√												18	990
Total															61002

The total examination fee of each subject amounts to RMB 3,389 Yuan. In consideration of loss during test process, the examination fee actually paid amounts to RMB 3,500 Yuan/case.